Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-50190) of Craftmade International, Inc. of our report dated November 20, 2007 relating to the financial statements of Woodard, LLC, which appears in the Current Report on Form 8-K/A of Craftmade International, Inc. dated March 14, 2008.
PricewaterhouseCoopers LLP
Chicago, Illinois
March 14, 2008